Exhibit 10.14
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (the “Agreement”) is entered into by and between Tellurian Inc. (the “Company”), and Charif Souki (“Executive”).
1.Executive’s last day of employment with the Company was December 8, 2023 (the “Termination Date”). As of the Termination Date, Executive shall not be, nor hold himself out as, an employee, agent, or representative of the Company or any of its affiliates (other than to the extent he remained a member of the Board of Directors of the Company after December 8, 2023). Executive acknowledges that Executive has received all compensation due to Executive for Executive’s services rendered through the Termination Date. Further, in the time period required by applicable law and/or Company policy, the Company shall reimburse Executive for all expenses properly incurred by Executive prior to the Termination Date, and Executive shall also be entitled to any accrued and vested employee benefits (including, without limitation, the ability to exercise outstanding stock options granted pursuant to the option agreement between Executive and the Company, dated December 15, 2020, that are vested as of the Termination Date), in each case, subject to the terms of the applicable employee benefit plans. Within fifteen (15) days following the Termination Date, the Company shall pay Executive thirty (30) days’ base salary in a lump sum in lieu of the 30-day notice period specified under Section 4(d) of the employment agreement between Executive and the Company, effective as of October 1, 2021 (the “Employment Agreement”). In addition, (i) on December 20, 2023, the Company shall transfer eight (8) global aircraft flight hours with an aggregate value of approximately $133,592 under the VistaJet Program, in which the Company is a party, to Executive (the “December Flight Hours”) and (ii) on December 22, 2023, a lump sum cash payment of one million dollars ($1,000,000) (the “December Payment”); provided, that, if Executive fails to execute and return the Agreement within the twenty-one (21) day review period pursuant to Section 15(a) or revokes the Agreement within the Revocation Period (as defined below), Executive shall repay within ten (10) day to the Company (1) a cash amount equal to the fair market value (as determined by the Company) of the December Flight Hours and (2) the full amount of the December Payment.
2.In consideration for executing and not timely revoking this Agreement, and for complying with this Agreement and the Surviving Provisions (as defined below) (the “Payment Conditions”), in full settlement of any compensation or benefits to which Executive otherwise could claim to be entitled, and in exchange for Executive’s promises set forth below, the Company will provide Executive with the payments and benefits set forth on Annex A hereto, which are incorporated by reference herein (collectively, the “Severance Payments”). Executive acknowledges that Executive would not be entitled to this Severance Payment (or any portion thereof) but for Executive’s timely execution, and non-revocation, of this Agreement.
3.Executive acknowledges and agrees that the consideration provided in Sections 1 and 2 of this Agreement is in full discharge of any and all obligations owed to Executive, monetarily or otherwise, with respect to Executive’s employment, and exceeds any payment, benefit, or other thing of value to which Executive might otherwise be entitled. Executive specifically acknowledges and agrees that, except as explicitly provided in this Agreement, Executive is not entitled to any other bonus, salary, wages, commissions, overtime, premiums, paid time off, royalties, equity, phantom equity, options, carried interest, deferred compensation, or other forms of compensation, benefits, fringe benefits, expense reimbursements, perquisites, interests, or payments of any kind or nature whatsoever (collectively, “Compensation”).
4.The benefits received by Executive and Executive’s eligible dependents under the Company’s medical plan(s) will cease as of the applicable date under such plan(s). Thereafter, pursuant to governing law and independent of this Agreement, Executive will be entitled to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and any eligible dependents, if Executive timely applies for such coverage. Information regarding Executive’s eligibility for COBRA coverage, and the terms and conditions of such coverage, will be provided to Executive in separate correspondence.
5.In exchange for the consideration provided to Executive pursuant to this Agreement, Executive on behalf of Executive and all of Executive’s heirs, executors, administrators, successors, and assigns (collectively, “Releasors”) hereby releases and forever waives and discharges any and all claims, liabilities, causes of action, demands, charges, complaints, suits, rights, costs, debts, expenses, promises, agreements, or damages of any kind or nature (collectively, “Claims”) that Executive or any of the Releasors ever had, now has, or might have against the Company Parties (as defined in the Employment Agreement), or any of the Company Parties’ respective family members, estates, heirs, or assigns (collectively, with the Company Parties, the “Releasees” and each a “Releasee”), whether such Claims are known to Executive or unknown to Executive, whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Executive’s employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that Executive may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date Executive executes this Agreement (including, but not limited to, under the Employment Agreement); (c) Claims arising under any federal, state, foreign, or local law, rule, constitution, ordinance, common law, or public policy, including, without limitation, (i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act (“OWBPA”), the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, the Colorado Anti-Discrimination Act, the Colorado Minimum Wage Order, the Colorado Labor Relations Act, the Colorado Labor Peace Act, the Texas Labor Code, including but not limited to the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act, as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor laws regarding labor and employment, (ii) Claims arising in tort or estoppel, and (iii) Claims for Compensation, other monetary or equitable relief, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Executive’s that remains with any of the Releasees; and (d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that Executive does not release (A) any claims that arise after the date Executive executes this Agreement; (B) any claims for breach of this Agreement or to enforce the terms of this Agreement; (C) any claims for workers’ compensation or unemployment insurance benefits; (D) any claims for any vested retirement benefits; or (E) any claims that cannot be waived or released as a matter of law. Executive specifically intends the release of Claims in this Section 5 to be the broadest possible release permitted by law.
6.Executive represents that Executive has never commenced or filed, nor caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees in any court or other tribunal. Except as otherwise provided in Section 5 of this Agreement, Executive further agrees not to, to the fullest extent permitted by law, directly or indirectly sue or file a complaint, grievance, or demand for arbitration in any forum pursuing any claim released under this Agreement, or accept any monetary or other recovery from any of the Releasees in connection with any charge, complaint, grievance, demand, or other action. Executive is not waiving or releasing Executive’s right to file a charge with, or participate in an investigation by, the Equal Employment Opportunity Commission or other similar federal, state, or local counterpart, from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Executive is, however, waiving Executive’s right to file a court action or to seek or accept individual remedies or damages, including money or other damages or forms of recovery, from any of the Releasees in connection with any action filed on Executive’s behalf by any such federal, state, or local administrative agency or any other person or entity.
7.Executive acknowledges and agrees that the following Paragraphs of the Employment Agreement remain in full force and effect and will continue to bind Executive following the Termination Date in accordance with their terms: Section 5(f) (Waiver and Release), Section 5(g) (Severance Benefits), Section 5(h) (Treatment of Equity), Section 6(a) (Confidential Information), Section 6(b) (Legal Process; Cooperation), Section 6(c) (Protected Property), Section 6(d) (Work Product), Section 6(e) (Non-Solicitation), Section 6(f) (Non-Competition), Section 6(g) (Non-Disparagement; Non-Publicity), Section 6(h) (Reasonableness/Tolling), Section 6(i) (Remedy for Breach), Section 8 (Waiver and Amendments), Section 9 (Notices), Section 10 (Section Headings; Mutual Drafting), Section 11 (Entire Agreement), Section 12 (Survival of Operative Sections), Section 13 (Binding Effect; Counterparts), Section 14 (Governing Law; Venue; WAIVER OF JURY TRIAL), Section 15 (Miscellaneous), Section 16 (Set Off), Section 17 (Assignment), Section 18 (Taxes), Section 19 (Indemnification), Section 20 (Section 280G), Section 21 (Section 409A), Appendix A (Definitions) (collectively, all of the foregoing, the “Surviving Provisions”). Any disputes arising under this Agreement, under the Surviving Provisions, or otherwise arising between Executive, on the one hand, and any of the Releasees, on the other hand, shall be resolved in accordance with the dispute resolution terms provided in Section 6(i) and Section 14 of the Employment Agreement. Executive further acknowledges and agrees that any and all other restrictive covenants to which Executive may be bound under any contract or agreement with any Company Party, including, but not limited to any confidentiality obligations or other post-termination provisions, and including but not limited to any restrictive covenants contained in any incentive or equity award agreement, shall remain in full force and effect and will continue to bind Executive following the Termination Date in accordance with their terms. Executive also shall treat this Agreement as Confidential Information (as defined in the Employment Agreement) and shall not disclose any information concerning this Agreement to any person or entity without the prior written consent of the Company, except as otherwise provided in the Surviving Provisions.

8.Executive represents and warrants that on or prior to the date Executive executes this Agreement, Executive shall have complied with the terms of Section 6(c) of the Employment Agreement and returned to the Company all Protected Property (as defined in the Employment Agreement). In addition, Executive acknowledges and agrees that the Company has returned all of Executive’s personal property to Executive.
9.As of the date set forth next to Executive’s signature below, Executive is deemed to have resigned from the Board of Directors of the Company. As of the Termination Date, Executive is deemed to have resigned from all other offices and directorships Executive holds with all Company Entities (as defined in the Employment Agreement), and Executive shall promptly execute any documents necessary or desirable to effectuate such resignations (but, for the avoidance of doubt, Executive shall be deemed to have resigned upon the date set forth next to Executive’s signature below and Termination Date, respectively, regardless of when or whether Executive executes any such documentation).
10.Executive represents and warrants that Executive is not aware of any facts or circumstances that Executive knows or believes to be either (a) a past or current violation of the Company’s or any of its affiliates’ rules and/or policies, or (b) a past or current violation of any laws, rules, and/or regulations applicable to the Company or any of its affiliates; provided, however, that Executive makes no representation or warranty with respect to any fact or circumstance relating to any actions or inactions taken by the Board of Directors of the Company on or after December 8, 2023 or related to the subject matter of this Agreement. This Agreement shall not in any way be construed as an admission by any of the Releasees of any liability or of any wrongful acts whatsoever against Executive or any other person.
11.Should Executive materially breach this Agreement or any of the Surviving Provisions, then: (a) the Company shall have no further obligations to Executive under this Agreement or otherwise (including, but not limited to, any obligation to provide the payments or other consideration set forth in Section 2 of this Agreement); (b) the Company will be entitled to recoup the December Payment and all payments previously provided to Executive under Section 2 of this Agreement, plus the attorneys’ fees and costs it incurs in recouping such amounts, except for the amount of $500; (c) all of Executive’s promises, covenants, representations, and warranties under this Agreement, and the Surviving Provisions, will remain in full force and effect; and (d) the Company shall have all rights and remedies available to it under this Agreement and any applicable law or equitable theory, including without limitation injuctive relief and damages.
12.This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. If any provision of this Agreement and/or the Surviving Provisions is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.
13.This Agreement: (a) may be executed in identical counterparts, which together shall constitute a single agreement, and facsimile, PDF, and other true and accurate copies of this Agreement will have the same force and effect as originals hereof; (b) shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party, notwithstanding which party may have drafted it; (c) shall be deemed to have been made in Houston, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas, excluding any choice of law principles; (d) constitutes the parties’ entire agreement, arrangement, and understanding regarding the subject matter herein, superseding any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, between Executive on the one hand and any of the Company Entities on the other hand regarding the same subject matter, and Executive specifically acknowledges and agrees that notwithstanding any discussions or negotiations Executive may have had with any of the Releasees prior to the execution of this Agreement, Executive is not relying on any promises or assurances other than those explicitly contained in this Agreement; and (e) may not be modified, amended, discharged, or terminated, nor may any of its provisions be varied or waived, except by a further signed written agreement between the parties.
14.The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Each cash payment or benefit provided to Executive pursuant to this Agreement shall be considered a separate payment for purposes of Code Section 409A. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Code Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A), at the time of the Executive’s separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Code Section 409A and cannot be paid or provided to the Executive without the Executive incurring taxes, interest or penalties under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s separation from service will instead be paid or made available (without any interest) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s separation from service or (ii) the date of Executive’s death, and any remaining payments and benefit shall be paid or provided in accordance with the normal payment dates specified for such payment or benefits. Notwithstanding any of the foregoing to the contrary, the Company and its Affiliates and its and their respective officers, managers, directors, employees or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability, including, without limitation, for any tax, interest, penalty or damage, for the failure of the terms of this Agreement to comply with, or be exempt from, the provisions of Code Section 409A.
15.(a)    Executive understands that this Agreement includes a release covering all claims arising or accruing on or prior to the date this Agreement is executed, including claims under the Age Discrimination in Employment Act (“ADEA”), whether those claims are presently known to Executive or hereafter discovered. Executive understands that Executive will have twenty-one (21) days from the date of Executive’s receipt of this Agreement to consider this Agreement’s terms, execute this Agreement, and return the signed Agreement via email, facsimile, or overnight courier (via FedEX or UPS) to Tellurian Inc., Attention: General Counsel, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002 (legal.notices@tellurianinc.com). To the extent that Executive executes this Agreement prior to the end of this twenty-one (21) day period, Executive hereby knowingly and voluntarily waives the remainder of this period. If Executive fails to execute and return this Agreement within the twenty-one (21) day period, then this Agreement (including but not limited to Section 3) will be null and void and of no force or effect.
    (b)    Executive acknowledges that if Executive timely executes this Agreement, Executive will have seven (7) days from the date Executive executes this Agreement (the “Revocation Period”) to revoke this Agreement, by providing written notice of such revocation via email, facsimile, or overnight courier (via FedEX or UPS) to Tellurian Inc., Attention: General Counsel, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002 (legal.notices@tellurianinc.com). If Executive revokes this Agreement within the Revocation Period as provided herein, then this Agreement will be null and void and of no force or effect. If Executive does not revoke this Agreement within the Revocation Period as provided herein, this Agreement will become fully binding, effective, irrevocable, and enforceable on the eighth (8th) calendar day after Executive executes it (the “Effective Date”).
        (c)    By signing below, Executive expressly acknowledges, represents, and warrants that Executive has carefully read this Agreement; that Executive fully understands the terms, conditions, and significance of this Agreement and its final and binding effect; that no other promises or representations were made to Executive other than those set forth in this Agreement; that Executive is fully competent to manage Executive’s business affairs and understands that Executive may be waiving legal rights by signing this Agreement; that the Company has advised Executive to consult with an attorney concerning this Agreement; that Executive has executed this Agreement voluntarily, knowingly, and with an intent to be bound by this Agreement; and that Executive has full power and authority to release Executive’s Claims as set forth herein and has not assigned any such Claims to any other individual or entity.

TELLURIAN INC.

By:    /s/ XXXXXXXXXX                    December 19, 2023
    Name: XXXXXXXXXX                    Date
    Title: XXXXXXXXXX

EXECUTIVE

    /s/ Charif Souki                    December 19, 2023
Charif Souki                         Date

ANNEX A
SEVERANCE PAYMENTS

The following amounts and benefits constitute the Severance Payments under Section 2 of the Agreement that will be payable subject to the satisfaction of the Payment Conditions:
1.A payment of six million four hundred and twenty eight thousand dollars ($6,428,000) payable in substantially equal installments over the twelve (12) month period following the Termination Date in accordance with the Company’s regular payroll practices; provided, however that the first payment shall be made on the first regularly scheduled payroll date following the sixtieth (60th) day following the Termination Date and shall include payments of any amounts that would otherwise be due prior thereto.
2.If the Company approves and pays annual bonuses for the 2023 calendar year for each of the Company’s executive officers, Executive shall be paid an annual bonus in respect of 2023 based on the same achievement percentage of target bonus opportunity as approved by the Company for the other executive officers or if the approved achievement percentage of target bonus opportunities vary among the Company’s executive officers, the average achievement percentage of target bonus opportunity (the “2023 Bonus”), which 2023 Bonus shall pro-rated by multiplying the amount of such 2023 Bonus, if any, by a fraction, the numerator of which is the number of days during the calendar year of termination that Executive was employed by the Company and the denominator of which is three hundred and sixty-five (365) (the “Pro-Rata 2023 Bonus”). The Pro-Rata 2023 Bonus, if any, shall be payable in full in a lump sum cash payment to be made to Executive on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Termination Date and the date such bonus would be paid if Executive had remained an employee of the Company.

3.Transfer of (a) twenty-seven (27) global aircraft flight hours under the VistaJet Program that the Company is a party to, with an aggregate value of approximately $450,873, which flight hours shall be transferred on the later of the Effective Date and January 1, 2024 and (b) six (6) global aircraft hours under the Wing Aviation Group, LLC Program that the Company is a party to, with an aggregate value of approximately $78,936, which flight hours shall be transferred on the later of the Effective Date and January 1, 2024.

4.The 1,516,950 unvested and outstanding tracking units granted under the Tellurian Incentive Compensation Program, as may be amended, modified, supplemented or restated from time to time (the “Incentive Program”) pursuant to that certain Long Term Incentive Award Agreement entered in to between Executive and the Company on January 13, 2021 (the “2021 Award”), will remain outstanding and eligible to vest without regard to the continuous service requirement on January 13, 2024 subject to the terms and conditions of the Incentive Program and 2021 Award.

5.The 1,785,714 unvested and outstanding tracking units granted under the Incentive Program pursuant to that certain Long Term Incentive Award Agreement entered in to between Executive and the Company on February 24, 2022 (the “2022 Award”), will remain outstanding and eligible to vest without regard to the continuous service requirement as follows: (i) 892,857 tracking units on February 24, 2024, and (ii) 892,857 tracking units on February 24, 2025, in each case, subject to the terms and conditions of the Incentive Program and 2022 Award.